F-195038.00
                                                                     F-196293.00

                              FORBEARANCE AGREEMENT

          THIS AGREEMENT is entered into as of January 22, 2001 by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation (the "Company"), and THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation ("Equitable").

                                   WITNESSETH:

          WHEREAS, Equitable has made two loans to the Company in the aggregate original principal amount of $27,500,000 (the "Loans"); and

          WHEREAS, the Loans are evidenced by (a) that certain Secured Promissory Note dated June 14, 1989, as amended by Modification Agreement dated as of July 9, 1993, in the original principal amount of $17,000,000 ("Note 1") and (b) that certain Secured Promissory Note dated July 9, 1993 in the original principal amount of $10,500,000 ("Note 2"; Note 1 and Note 2, collectively, the "Notes"); and

          WHEREAS, the outstanding principal balance of Note 1 and Note 2 as of the date hereof is $11,376,864.24 and $7,718,807.76, respectively, and there is also due and owing interest, default rate interest, fees and expenses (including attorneys' fees and expenses) as set forth in the Loan Documents (collectively, the "Indebtedness"); and

          WHEREAS, pursuant to the documents listed on Exhibit A attached hereto (collectively, the "Collateral Documents"), the Loans are secured by certain real and personal property (the "Collateral") described in the Collateral Documents; and

          WHEREAS, the Notes, Collateral Documents and all related documents are sometimes referred to herein as the "Loan Documents"; and

          WHEREAS, Equitable perfected its mortgage liens and security interests in the Collateral by, among other things, recording its mortgage interests and filing financing statements in each jurisdiction and office required under applicable law; and

          WHEREAS, by virtue of the occurrence of certain defaults under the Loan Documents, including, without limitation, the failure to pay the installment of principal and interest due January 1, 2001 under Note 1 and the Company's failure to meet certain financial covenants, the Company is in default of the Loans; and

          WHEREAS, the Company is unable to cure such defaults and has asked Equitable to forbear from exercising certain rights under the Loan Documents; and

          WHEREAS, Equitable is willing to forbear from exercising such rights solely for the period and solely on the terms and conditions provided herein;

          NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms by the Loan Documents. As used herein, the term "Forbearance Period" shall mean the period of time beginning on the date of this Agreement and ending on the earlier of:

     (a)  February 12, 2001;

     (b) The occurrence of a default or event of default (other than the Existing Defaults (as defined below) or the delays in payments contemplated in this agreement) under any of the Loan Documents or a breach by the Company of any of the agreements, representations, or warranties of the Company contained in this Agreement;

     (c) Such time as the Company shall contest or deny the validity or enforceability of this Agreement or any of the Loan Documents, or the truth of any of the acknowledgements, representations or warranties set forth herein;

     (d) Such time as any material adverse change shall occur in the business or financial condition of the Company after the date hereof;

     (e) The occurrence of any event of default under any similar forbearance agreement between the Company and any of its other material creditors or the actual termination of any informal forbearance by any of the Company's other material creditors. "Material creditors" include any creditor holding indebtedness totaling $1,000,000 or more;

     (f) The filing of any claim or threat to file a claim purported to be released in Section 22 below; or

     (g)  The occurrence of an Event of Default hereunder.

          2. Waiver of Grace Periods, Notice Requirements and Cure Periods. The Company waives: (a) the 10 day period provided in Section 4 of Note 1, (b) the 10 day period provided in Section 17(a) of the Mortgage and Security Agreement dated June 14, 1989, (c) the 10 day period provided in Section 4 of Note 2, (d) the 10 day period provided in Section 18(a) of the Mortgage and Security Agreement dated July 9, 1993, and (e) the notice requirement and 30 day period provided in Section 18(j) of the Mortgage and Security Agreement dated July 9, 1993.

          3. Acknowledgement of Indebtedness. The Company acknowledges and agrees that certain defaults and Events of Default ("Existing Defaults") have occurred and are continuing under the Loan Documents, including but not limited to the Company's failure to pay the



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

installment of principal and interest due January 1, 2001 under Note 1 and the Company's failure to meet the financial covenants set forth in the Loan Documents. The Company acknowledges and agrees that all necessary notices have been given concerning such Existing Defaults, and that all periods of time in which the Company might have the opportunity to cure such Existing Defaults have expired. The Company acknowledges and agrees that Equitable has the right under the Loan Documents, in its sole and absolute discretion, to declare the entire Indebtedness to be immediately due and payable and that, once accelerated by Equitable, the Indebtedness will be due and owing without defense, right of offset, or counterclaim of any kind or nature. The Company acknowledges and agrees that nothing contained in this Agreement shall (a) nullify, extinguish, satisfy, release, discharge, constitute a novation or otherwise affect any of the Company's obligations to Equitable, (b) constitute a waiver of any default under the Loan Documents, or (c) vary or waive any of the Indebtedness. The Company acknowledges and agrees that interest on the January 1, 2001 payment on
Note 1 has accrued at the default rate set forth in the Loan Documents since January 1, 2001, and that interest at the default rate continues to accrue on that amount. The Company acknowledges and agrees that all of the recitals to this Agreement are true and correct.

          4. Acknowledgement of Secured Status. The Company acknowledges and agrees that the Collateral Documents are legal, valid and binding obligations of the Company and are enforceable in accordance with their terms. The Company acknowledges and agrees that the Collateral Documents grant to Equitable a valid and subsisting mortgage lien and security interest in all of the Collateral, and that Equitable's mortgage liens and security interests were properly perfected in accordance with applicable law.

          5. Forbearance. Equitable agrees to forbear during the Forbearance Period from seeking immediate payment of the full amount of the Indebtedness, except to the extent provided herein. Equitable agrees that the Company may defer the payment of principal and interest that was due on Note 1 on January 1, 2001 and all other scheduled payments of principal and interest on the Loans that will become due during the Forbearance Period until the expiration or other termination of the Forbearance Period. In addition, if all deferred payments are made in full on the expiration or other termination of the Forbearance Period and no Event of Default has occurred hereunder, Equitable will be deemed to have waived and forgiven all additional interest due under the Loan Documents as a result of the application of any default rate of interest. The Company acknowledges and agrees that if any of the terms or conditions of this Agreement are not satisfied within the sole discretion of Equitable, or if any Event of Default occurs hereunder, Equitable's agreement to forbear shall terminate in accordance with the terms of this Agreement and Equitable shall be entitled to exercise any or all of its rights and remedies hereunder and under the Loan Documents. Upon the expiration or other termination of the Forbearance Period, Equitable may immediately and without notice of any kind exercise any and all rights and remedies available to it under the Loan Documents or under applicable law.

          6. Consideration for Forbearance. In consideration of Equitable's agreement to forbear from taking certain actions during the Forbearance Period, the Company agrees that:

     (a) Simultaneously with the execution of this Agreement, the Company shall provide Equitable with an executed copy of a forbearance agreement (the "Bank Forbearance Agreement"), in the form attached hereto as Exhibit B, with all schedules and exhibits, between the Company, Firstar Bank, N.A., as Agent, and the other lenders party to that certain Credit Agreement, dated as of March 15, 1999, as amended (collectively, the "Banks");

     (b) Upon request, the Company shall provide to Equitable copies of all documents described in subsections (b), (e), (f) and (j) of Section 5 of the Bank Forbearance Agreement;

     (c) Simultaneously with the execution of this Agreement, the Company shall provide Equitable with evidence of payment of all real estate taxes pertaining to the Collateral;

     (d) Simultaneously with the execution of this Agreement, the Company shall reimburse Equitable the sum of $28,500 which has been and will be incurred by Equitable in connection with obtaining an appraisal of the Collateral;

     (e) On or before January 19, 2001, the Company shall provide Equitable with the information required by Section 5(j)(vi)(D) of the Bank Forbearance Agreement for the months of November and December, 2000;

     (f) On or before January 31, 2001, the Company shall pay to Equitable all of its documented legal fees and expenses incurred in connection with this Agreement and the review of the Loan Documents and Collateral, which shall be invoiced to the Company on or before January 19, 2001;

     (g) Upon invoice, the Company shall reimburse Equitable for the costs of lien searches for the Collateral;

     (h) Except as specifically provided herein, the Company shall comply with all of the terms of the Loan Documents;

     (m) Within one (1) business day of the Company's receipt thereof, the Company shall provide Equitable written notice of demand for payment made by the holder of any guaranty made by the Company; and

     (n) The Company shall pay no dividends or make any other distributions to shareholders, or make any loans for borrowed money to any person other than extensions of trade credit in the ordinary course of business.


          7. Effect of this Agreement; Collateral. Except as expressly provided above, the Loan Documents shall remain in full force and effect. This Agreement shall not release, discharge or satisfy any present or future debts, obligations or liabilities to Equitable of the Company, any guarantor or other person or entity liable for payment or performance of any of such debts, obligations or liabilities of the Company, or any mortgage, security interest, lien or other collateral or security for any of such debts, obligations or liabilities of the Company, or such debtors, guarantors, or other persons or entities, or waive any default. Equitable expressly reserves all of its rights and remedies with respect to the Company, and all such debtors, guarantors or other persons or entities, and all such mortgages, security interest, liens and other collateral and security. Without limiting the generality of the foregoing, the Indebtedness, the Notes and all extensions, renewals, modifications and refinancings thereof, and all present and future debts, obligations and liabilities of the Company to Equitable shall continue to be secured by the Collateral Documents. The Company acknowledges that Equitable shall not be obligated to extend the Forbearance Period, to enter into any forbearance agreement on any future occasion, to otherwise forbear from exercising its rights after the expiration or other termination of the Forbearance Period, or to offer the Company any new credit facility upon the expiration or other termination of the Forbearance Period. Except as modified by this Agreement, the Company hereby restates and reaffirms each and every representation, warranty, covenant and agreement contained in the Loan Documents, specifically including, but not limited to, the Prohibitions on Secondary Financing provisions, as fully and with the same force and effect as if such representations, warranties, covenants and agreements were set forth herein.

          8. Representations and Warranties of the Company. In order to induce Equitable to enter into this Agreement, and in recognition of the fact that Equitable is acting in reliance thereupon, the Company hereby covenants, represents and warrants to Equitable that:

     (a) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and has the power and authority and the legal right to own and operate its property, to lease the property it operates, and to conduct the business in which it is currently engaged.

     (b) The chief executive office of the Company is, and continues to be, located at 800 First Avenue South, Wisconsin Rapids, Wisconsin 54495-8020.

     (c) The Company has the power and authority to enter into, deliver, issue and perform all of its obligations under this Agreement. This Agreement, when duly executed and delivered on behalf of the Company, will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

     (d) No consent or authorization of, filing with, or act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. The execution, delivery and performance of this Agreement
          (i) has been duly authorized by all necessary action, where applicable, (ii) will not violate any requirement of law or any contractual obligation of the Company and (iii) will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any requirement of law or contractual obligation.

     (e) No information, financial statement, exhibit or report furnished by the Company to Equitable in connection with the negotiation of, or pursuant to, this Agreement contains any material misstatement of fact, omits to state a material fact, or omits any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading on the date when made.

     (f) Other than the Company's failure to pay the installment of principal and interest due January 1, 2001 under Note 1 and the Company's failure to meet those financial covenants which it has failed to meet as of the date hereof, and after giving effect to the provisions of this Agreement, no defaults or Events of Default exist under the Loan Documents.

     (g) Exhibits A through D to the Bank Forbearance Agreement are a complete list of all mortgage lien and financing statement filings made by the Banks covering any collateral securing the Banks' indebtedness, including date and place of filing.

          9. Events of Default. An event of default pursuant to this Agreement (an "Event of Default") shall have occurred hereunder if:

     (a) Subject to Section 9(f) hereof, the Company fails to comply with any term, covenant or agreement contained herein; or

     (b) Any representation or warranty made by the Company herein or in any certificate, document, financial statement or other statement furnished at any time under, and in connection with, this Agreement or the Indebtedness proves to have been incorrect in any material respect on or as of the date made; or

     (c) Any Loan Document ceases to be in full force and effect or ceases to create a lien on and security interest in the Collateral or for any other reason Equitable shall cease to have a perfected lien on and security interest in any of the foregoing; or

     (d) Any of this Agreement or the Loan Documents shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by the parties thereto or the parties thereto shall deny that any of them has any or further liability or obligations thereunder or hereunder, as the case may be; or

     (e) The Company (i) admits in writing that it is insolvent; (ii) makes a general assignment for the benefit of creditors; (iii) makes a general assignment to an agent authorized to liquidate a substantial amount of its property; (iv) files, or consents to the filing of, or the Board of Directors of the Company votes to authorize the filing of any proceeding, petition or case under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors which constitutes the commencement of a case and/or constitutes an order for relief or which seeks: (A) an adjudication that it is bankrupt or insolvent, (B) a reorganization, arrangement, winding up, liquidation, dissolution, composition or other relief with respect to its debts, or (C) the appointment of a receiver, trustee, custodian or other similar official for it or any substantial portion of its assets; (v) has filed against it such a proceeding, petition or case; or (vi) has filed against it any proceeding or action which seeks the issuance of a warrant, attachment, execution, distraint or similar process against any part of its assets with a book value of One Hundred Thousand Dollars ($100,000) or more in the aggregate if such a proceeding or action results in the issuance of such process and such process is not vacated, discharged, stayed or fully bonded within two (2) days of entry thereof; or

     (f) Any "Event of Default" or "default," as either term is defined in any of the Loan Documents, other than the failure to pay the installment of principal and interest due January 1, 2001 under Note 1 and the Company's failure to meet those financial covenants which it has failed to meet as of the date hereof, shall occur after the date hereof; provided, however, that the failure to make any regularly scheduled payment of principal or interest that comes due prior to the end of the Forbearance Period shall not constitute an Event of Default as defined herein; or

     (g) The Banks (or the Agent for the Banks) take any action to accelerate or enforce the obligations of the Company to them, or to foreclose their mortgages and other liens on the Company's assets or accept a surrender or transfer to it of all or any part of its collateral including by way of acceptance of a deed in lieu of foreclosure; or

     (h) Any material adverse change in the business, financial condition or property of the Company shall occur after the date hereof.

          10. Right to Enter Mortgaged Premises. Upon the occurrence of an Event of Default hereunder, Equitable shall have the right to enter and use the property described in the Collateral Documents, rent free, for such period of time as shall be necessary to liquidate the Collateral.

          11. Additional Indebtedness. If the Company fails to pay or reimburse to Equitable any amounts called for under this Agreement, such amounts shall be added to the Indebtedness, and shall be secured by the Collateral to the same extent as the Indebtedness.

          12. Entire Agreement; Amendment. This Agreement and the other documents referred to herein contain the entire agreement between Equitable and the Company with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon Equitable unless clearly expressed in this Agreement. No statement or writing subsequent to the date hereof which purports to modify or add to the terms or conditions hereof shall be binding unless contained in a writing which makes specific reference to this Agreement and which is signed by all parties hereto.

          13. Non-Waiver. No course of dealing between Equitable and any other party hereto or failure or delay on the part of Equitable in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Equitable under this or any other agreement. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

          14. Relationship of the Parties. Nothing contained in this Agreement or in the other documents referred to herein, and no action taken pursuant hereto, shall be construed as permitting or obligating Equitable to act as financial or business advisor or consultant to the Company, as permitting or obligating Equitable to control or to conduct the operations of the Company, as creating any fiduciary obligation of the part of Equitable to the Company, as


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

causing the Company to be treated as an agent of Equitable, or as causing Equitable and the Company to constitute a partnership, association, joint venture or other entity. The Company represents that it has had the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

          15. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of any holder of the Notes, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto.

          16. Survival. Each of the Company's acknowledgements and agreements contained in Sections 1 through 4, 7 and 10 of this Agreement shall survive the expiration or other termination of this Agreement.

          17. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

          18. Counterparts and Facsimile Signatures. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be binding as original signatures.

          19. No Third Party Benefit. This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Agreement.

          20. Severability. If any term or provision of this Agreement or the application thereof to any party or circumstance shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

          21. Release. THE COMPANY AND EQUITABLE AGREE THAT THIS AGREEMENT IS IN THE BEST INTERESTS OF BOTH THE COMPANY AND EQUITABLE. THE COMPANY ACKNOWLEDGES AND AGREES THAT EQUITABLE HAS ACTED IN GOOD FAITH IN ITS DEALINGS WITH THE COMPANY WITH RESPECT TO THE LOAN, THE LOAN DOCUMENTS AND THIS AGREEMENT AND THAT NEITHER EQUITABLE, LEND LEASE AGRI-BUSINESS, INC. NOR THEIR AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, REPRESENTATIVES, ATTORNEYS AND EMPLOYEES, PREDECESSORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY THE "RELEASED PARTIES") HAS COMMITTED ANY ACTS OR OMISSIONS WITH RESPECT TO THIS AGREEMENT, THE LOAN, AND/OR THE LOAN DOCUMENTS WHICH PRODUCE CLAIMS OF BAD FAITH, DURESS, EXCESSIVE CONTROL, JOINT VENTURE, OR OTHERWISE. THE COMPANY DOES HEREBY EXPRESSLY REMISE, RELEASE, ACQUIT, AND DISCHARGE ALL ACTIONS, CAUSES OF ACTION, SUITS, DEBTS, DUES, SUMS OF MONEY, ACCOUNTS, COVENANTS, CONTRACTS, DAMAGES, CLAIMS AND DEMANDS WHATSOEVER, IN

LAW OR IN EQUITY WHICH THEY EVER HAD, OR NOW HAVE AGAINST THE RELEASED PARTIES RESULTING FROM, OR RELATING TO, OR IN ANY WAY ARISING OUT OF EQUITABLE'S ADMINISTRATION OR HANDLING OF THE LOAN, THE LOAN DOCUMENTS, AND THIS AGREEMENT AND WHETHER DUE TO THE NEGLIGENCE, MALFEASANCE, MISFEASANCE, OR NONFEASANCE OF THE RELEASED PARTIES IN CONNECTION WITH OR ARISING OUT OF OR IN ANY WAY RELATED TO THE BORROWER/LENDER RELATIONSHIPS EXISTING, AND HEREBY ACKNOWLEDGED TO EXIST, BETWEEN THE COMPANY AND EQUITABLE. IT IS UNDERSTOOD AND AGREED THAT THIS RELEASE IS NOT TO BE CONSTRUED AS AN ADMISSION OF LIABILITY ON THE PART OF THE RELEASED PARTIES.

          22. Reciprocal Waiver of Jury Trial. NEITHER THE COMPANY NOR EQUITABLE, NOR ANY ASSIGNEE, SUCCESSOR, HEIR OR LEGAL REPRESENTATIVE OF THE COMPANY OR EQUITABLE SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; OR BASED UPON THE DEALINGS OR THE RELATIONSHIPS BETWEEN OR AMONG THE COMPANY AND EQUITABLE. NEITHER THE COMPANY NOR EQUITABLE WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE COMPANY NOR EQUITABLE HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.








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

          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.


                                         NORTHLAND CRANBERRIES, INC.
                                         "Company"

                                  By:    /s/ John Swendrowski
                                         ---------------------------------------
                                         John Swendrowski
                               Title:    Chairman and CEO
                             Address:    800 First Avenue South
                                         Wisconsin Rapids WI  54494


                                         THE EQUITABLE LIFE ASSURANCE SOCIETY OF
                                          THE UNITED STATES
                                         "Equitable"


                                  By:    /s/
                                         ---------------------------------------

                               Title:
                             Address:





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

                                    EXHIBIT A
                              COLLATERAL DOCUMENTS


1. Mortgage and Security Agreement dated June 14, 1989 from Northland Cranberries, Inc. (the "Company") to The Equitable Life Assurance Society of the United States ("Equitable") as modified by Modification Agreement dated July 9, 1993 between the Company and Equitable.

2. Assignment of Agreements Leases and Permits dated June 14, 1989 from the Company to Equitable, as modified by Modification Agreement dated July 9, 1993 between the Company and Equitable.

3. Mortgage and Security Agreement dated July 9, 1993 from the Company to Equitable.

4. Assignment of Agreements, Leases and Permits dated July 9, 1993 from the Company to Equitable.

5.        Stock Pledge dated July 9, 1993 from the Company to Equitable.

6.        Assignment dated July 9, 1993 from the Company to Equitable.




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                                    EXHIBIT B

                          BANKS' FORBEARANCE AGREEMENT